Exhibit 10.12

CERTAIN PERSONALLY IDENTIFIABLE INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT

August 17, 2018

Peter Kelly
[********]

Dear Peter,

This letter serves to confirm your transfer to the employing entity NXP USA, Inc. (“NXP” or “the Company”), with a home-based location in the U.S. Please note that the following terms will apply to your employment as a result of your transfer. To the extent not inconsistent with the below, the terms incorporated in your Employment Agreement dated June 19, 2012 will continue to remain in effect.

1.
Your employment with NXP will be on an at-will basis, meaning that each party has the right to discontinue the employment relationship for any reason whatsoever, and your position is classified as exempt under the Fair Labor Standards Act.

2.
Notwithstanding the at-will relationship, each party may terminate employment as per the end of a calendar month by giving written notice, subject to a notice period of three months for the Company and three months for you.

3.	Your bi-weekly salary will be $28,846.15 and will be paid in accordance with our normal payroll schedule. You will be eligible to enroll in NXP’s Group Employee Benefit Programs.

4.
You will be eligible to participate in the NXP Annual Incentive Plan (AIP). The gross at target annual incentive amount is currently set at 100% of your gross annual salary. For incomplete calendar years the annual incentive will be prorated. The current maximum annual incentive opportunity is equal to 200% of the at target annual incentive opportunity. Payment is contingent upon meeting overall business objectives. Any payments under the Annual Incentive Plan will be strictly governed by the terms and conditions of the plan document.

NXP Semiconductors, 6501 William Cannon Drive West, Austin, Texas 78735
www.nxp.com

Exhibit 10.12

CERTAIN PERSONALLY IDENTIFIABLE INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT

5.	Annually, you will be entitled to receive a physical examination. Expenses relating to your annual physical will be paid for by the Company.

6.
You will be subject to NXP’s Paid Time Off for Senior Leaders policy, which allows you to take Paid Time Off at your own discretion, subject to approval of Rick Clemmer and ensuring company and business requirements are met. No Paid Time Off will be accrued and no unused Paid Time Off will be rolled over from one year to the next and/or paid out at termination.

7.	Your seniority rights accrued during your employment with NXP Semiconductors N.V. and its group companies will be acknowledged by the Company.

8.
In the event of your termination of employment by the Company, other than for Cause, you will be entitled to a fixed gross severance amount (“Severance Payment”), provided you sign and return the General Release in the form attached as Exhibit A within seven days following your Separation Date. The Severance Payment to be paid to you shall be one times your gross annual base salary (per Section 3 above), and one times your gross at target AIP payment (per Section 4 above). “Cause” shall for purposes of this provision be understood to be present only if the Company shows that termination is based on material breaches of your obligations owed to the Company to the detriment of the Company, which breaches must be of a nature and severity that render your continued employment unbearable for the Company. Criminal acts committed by you against the Company always qualify as Cause.

NXP Semiconductors, 6501 William Cannon Drive West, Austin, Texas 78735
www.nxp.com

Please acknowledge your agreement to the terms of your transfer by signing and returning a scanned copy of this letter via email to [********]. The effective date of your transfer will be September 10, 2018.

Sincerely,

Jan Vernon
SVP Total Rewards

/s/ P. Kelly
________________________________________             _______________
Signature                                                                             Date

EXHIBIT A – GENERAL RELEASE

In exchange for the Severance Payment, and other consideration of value, you agree to the following:

1)    You agree to release NXP USA, Inc. and its past and present affiliated companies (“NXP”), and their past and present officers, directors, agents and employees (collectively “Releasees”) from any and all claims, known or unknown, that in any way arise from or relate to your employment with NXP or the termination thereof, or that relate to any events or circumstances that occurred prior to the date of your execution of this General Release. In releasing them from all claims, you understand that such a release includes, but is not limited to, any type of employment, discrimination, or termination claim you may have, including claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, the National Labor Relations Act, the Fair Labor Standards Act, and any other federal, local or common laws regarding rights or claims relating to employment, to the maximum extent such released claims are permitted by law. Your release also includes all age discrimination claims under the Age Discrimination in Employment Act or any comparable state or local law.

You represent and warrant that you do not presently have on file, and further represent and warrant to the maximum extent allowed by law that you will not hereafter file, any lawsuits, claims, charges, grievances or complaints against the Releasees in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel of arbitrators, public or private, based upon any actions or omissions by the Releasees occurring prior to your Separation Date.

You understand that this Release extends to all claims of any nature and kind, known or unknown, past or present, which you may have against NXP

This release does not include claims that by law cannot be waived by you, such as your right to file a charge or complaint with governmental agencies. You do, however, waive any rights to collect money damages or to reinstatement as a result of your employment with NXP or the termination of that employment. Nothing in this General Release shall be construed to prohibit you from reporting conduct to, providing truthful information to, or participating in any investigation or proceeding conducted by any federal or state government agency.

Finally, you understand that by signing this General Release you are not releasing any accrued and vested rights you have under NXP benefit plans that survive separation from employment under the terms of the plans.

2)    You agree that you have continuing obligations pertaining to confidentiality and non-competition pursuant to the Employment Agreement signed by you, and you further agree that all information possessed by you relative to the activities of NXP which is of a secret or confidential nature, which may include but is not limited to customer lists, pricing, technical and production know-how, developments, inventions, processes, or administrative procedures, is the property of NXP or its licensors, as the case may be, and you shall not use for the benefit of others or disclose to others such information so long as its secret or confidential nature is preserved by NXP. Nothing herein shall prevent you from using and availing yourself of your general technical, engineering and inventive skill, knowledge and experience, including that pertaining to or derived from the non-secret and non-confidential aspects of the activities of NXP.

You also agree for a period of one year following your Separation Date not to, directly or indirectly, solicit, induce or attempt to induce any employee of NXP to leave the employ of the company for employment with yourself or any other person or entity.

3)    From your Separation Date, and for as long thereafter as will be reasonably necessary, you agree to cooperate fully with NXP, taking into account any new employment obligations, in any investigation, negotiation, litigation or other action arising out of transactions in which you were involved or of which you had knowledge during your employment by NXP. If you incur any business expenses in the course of performing your obligations under this section, you will be reimbursed for the full amount of all reasonable expenses upon your submission of adequate receipts confirming that such expenses actually were incurred.
4)    You agree that you will not, directly or indirectly, make or cause to be made any statement, observation or opinion disparaging the business, goodwill or reputation of NXP, which includes its officers and employees. Nothing contained in this General Release is intended to prevent you from testifying truthfully in any legal proceeding.

5)    This General Release shall, in all respects, be interpreted, enforced, and governed under the laws of the State of Texas applicable to contracts executed and performed in Texas without giving effect to conflicts of law principles. You agree that any litigation concerning this General Release shall be brought in the state or federal courts of Texas, unless otherwise provided for in a plan document.

You should know that by law you must be given at least twenty-one (21) days to consider this General Release. Furthermore, you may revoke this General Release within seven (7) days after signing. This General Release will not become effective or enforceable until the seven (7) day revocation period has expired.

________________________________________             _______________
Signature                                                                             Date

EMPLOYMENT AGREEMENT

between

1. NXP Semiconductors N.V. and
2. Mr. P. Kelly

Dear Peter,

On behalf of NXP Semiconductors N.V. ("NXP"), I am pleased to confirm our offer to you for the position of Chief Financial Officer NXP, Management Team Member NXP and Executive Vice President NXP (hereinafter also referred to as the "Member MT").

THE UNDERSIGNED:

1.
NXP Semiconductors N.V., established and headquartered at Eindhoven, the Netherlands (hereinafter referred to as "the Company), represented by Rick Clemmer in his capacity of Member of the Board of Directors and CEO, acting on behalf of the Company;

and

2.	Mr. Peter Kelly hereinafter referred to as: "Member MT";

WHEREAS:

DECLARE AND HAVE AGREED AS FOLLOWS:

1	DATE OF COMMENCEMENT OF EMPLOYMENT AND POSITION

1.1
Effective date of commencement of this Agreement is June 19, 2012. Your seniority rights accrued during your employment with NXP and its group companies will be acknowledged by the Company. The Member MT is appointed as, and accepts the position of, Chief Financial Officer NXP as per August 1, 2012.

1.2
The Member MT place of employment will be the office of the Company in Eindhoven. The Company will be entitled, however, to change the place of employment; in such case the Member MT's personal interests and circumstances shall, as far as possible, be taken into consideration.

1.3
The Member MT shall fully devote his working time and working capacity to his position. To the extent his working hours will be in excess of normal working hours, he shall not be entitled to any additional compensation in respect thereof.

1.4
The Member MT shall fulfil all obligations vested in him by law, laid down in the articles of association of the Company, by the applicable corporate governance rules and by instructions determined or to be determined in any Board of Directors or MT regulation.

PK

Employment Agreement between the Company and Mr. P. Kelly    June 6, 2012

1.5
The Member MT is obliged to do or to refrain from doing all that officers in similar positions should do or should refrain from doing. The Member MT shall fully devote himself, his time and his energy to promoting the interest of the Company and its group of companies.

1.6
If the Member MT is a member of the board of another company within the group of companies on the basis of his position as Member MT (so-called "qq directorships"), or if the Member MT is employed in any other position pursuant to his position as Member MT (so-called "qq-positions"), he will pay the income derived there from to the Company, unless the Company decides otherwise. The Company shall hold the Member MT harmless from any tax disadvantage to the extent related to such payment to the Company.

As agreed in the E-mail, dated January 26, 2011, your board membership with Plexus has been approved. We have also decided that in your specific situation, the compensation does not have to be transferred to NXP.

1.7
The Member MT acknowledges that he has read, understood and shall adhere to NXP's business code of conduct, the code of ethics senior financial officers, NXP Semiconductors N.V.'s rules on holding and trading in NXP Securities and other guidelines, laid down in any NXP company manual or other codes, as established and amended from time to time. See also Annexes 6, 7 and 8.

2	DURATION OF THE AGREEMENT AND NOTICE OF TERMINATION

2.1	The Agreement has been entered into for an indefinite period.

2.2
This Agreement shall terminate automatically, without notice being required, on the first day of the calendar month following the date on which the Member MT reaches the pension age which may be reviewed in accordance with the applicable pension scheme as applicable from time to time, which is currently 65 year.

2.3	Each party may terminate the Agreement as per the end of a calendar month by giving written notice, subject to a notice period of six months for the Company and three months for the Member MT.

2.4	Upon termination of this Agreement the Member MT shall resign from any q.q. directorship(s) and/or q.q. position(s) held by him as referred to in article 1.6 of this Agreement.

In the event of termination of employment of the Member MT by the Company, other than for a compelling reason ("dringende redden") within the meaning of Dutch labour law, local labour law shall be decisive for the entitlement to a fixed gross severance amount. The fixed gross severance amount to be paid to the Member MT shall be once the gross annual base salary (as referred to in article 3.1 of this Agreement) and once the gross at target Annual Incentive amount (as referred to in article 3.3 of this Agreement). Should any such severance payment be agreed between the parties or be determined by a relevant Court, the actual amount payable to the Member MT will be such severance payment less any gross amounts of salary and/or costs of benefits paid or payable by the Company during the notice period unless the Member MT has performed or will perform actual work during the notice period.

2.5
For the purposes of this article 2 "actual work" shall be deemed to include periods of holiday leave and periods of incapacity to work on account of illness or disablement, in so far as such period does not exceed 3 months.

PK

Employment Agreement between the Company and Mr. P. Kelly    June 6, 2012

3	SALARY AND BONUS

3.1
The Member MT shall receive a gross annual base salary of USD 545,000 including holiday allowance, to be paid in twelve equal monthly instalments at the end of each calendar month, net of the mandatory and agreed withholdings and deductions.

3.2
The CEO of NXP shall review annually, at its discretion, if there should be an increase in the gross base salary as per April 1 of a relevant year. The Member MT shall be informed in writing of any salary increases awarded to him in this way.

3.3
The Member MT will be entitled to participate in the Members MT Incentive scheme. The annual incentive targets will be set from year to year by the CEO of NXP. The gross at target annual incentive amount is currently set at 65% of your fix gross salary per annum. For incomplete calendar years the annual incentive will be prorated. The current maximum annual incentive opportunity is equal to 200% of the at target annual incentive opportunity. Within NXP, the maximum position-related annual incentives are fixed by the Board of Directors (BoD). Therefore, if the BoD decides to introduce changes in the annual incentive scheme related to your position, these changes will automatically apply to the Agreement and will be deemed to form part thereof.

3.4
In case of termination of the Agreement by the Company other than for cause (ontslag op staande voet) or, by the Court on application of the Company other than for cause (dringende reden), or in case of retirement or death the Company will pay a pro rata payment of the bonus for the financial year in which, or shortly after which, the Executive's employment is terminated, provided that the conditions for bonus pay-out are met, which payment will be prorated for the period that the Executive has performed actual work for the Company and whereby the pro rata bonus shall not be paid to the Executive until the financial results for the relevant year have been determined. In all other situations in which the Agreement ends, or if the Executive has served notice, no (pro rata) payment of the bonus will be considered and/or made.

3.5
Without prejudice to clause 3.4, if the Executive has not performed actual work during the full financial year, any bonus paid (if conditions for bonus pay-out are met) shall be pro rata to the part of the financial year during which the Executive has performed actual work. For the purposes of this article "actual work" shall be deemed to include periods of holiday leave and periods of incapacity to work on account of illness or disablement, in so far as such period does not exceed 3 months.

4    LONGTERM INCENTIVE PLAN

4.1
The Member MT will be entitled to an equity incentive grant. The Member MT will be granted 20,000 Stock Options and 20,000 Performance Stock Units. The formal Grant date will be will be the first trading day after the Company publishes its Earnings Press Release over Q2, 2012.

5	30% RULING

5.1
Subject to confirmation of the Tax authorities, the Company considers the so-called '30% ruling' applicable to you under the current tax regulations. The company shall submit an application for this special tax-rule to the tax authorities.

PK

Employment Agreement between the Company and Mr. P. Kelly    June 6, 2012

The 30% ruling allows the Company to pay you approximately 30% of practically all remuneration in the form of a tax-free compensation for so called 'extra territorial costs'. Consequently, your legal and taxable wage is reduced by the same percentage, so your remuneration is for approximately 30% paid as a tax-free compensation and for approximately 70% as taxable wage.

The 30%-ruling only applies to so-called income from present employment, which includes, among other things, monthly salaries and annual incentives, but excludes (future) pension payments and redundancy payments. Moreover, under the 30%-ruling, you are eligible for a limited taxation also on other Dutch taxable income you might have.

6	MOBILITY ALLOWANCE

6.1	The Member MT will be offered to continue the lease car arrangement of his predecessor.
Instead of continuing this lease car, the Member MT can opt for a mobility allowance towards the costs of a car or other form of transportation. This currently amounts to EUR 1,700 gross on a monthly base per the policy referred to in Annex 1. In case this policy changes, the new policy will apply in full to the Member MT.

7	HOUSING

7.1
The Company shall compensate the rent for an apartment in the Eindhoven area up to an amount of EUR 3,500 per month net after Dutch taxes. The cost of gas, water, electricity, heating etc. is for your personal account, as are telephone expenses.

8	RELOCATION AND HOMELEAVE ARRANGEMENTS

8.1
Moving costs: The cost of moving your household effects to the Eindhoven area as well as some household effects to Florida (US) and Portugal shall be borne by the Company. Besides, depending on the costs the Company will bear storage costs in the US.

8.2	General expenses: The Member MT shall receive a once-only allowance of EUR 7,750 net after taxes, to cover any general expenses associated with the move excluding moving costs.

8.3
The Company will reimburse per annum two business class air flight tickets the Netherlands- USA and vice versa for both the Member MT and his wife. The Company will compensate two return tickets USA- the Netherlands vv per annum, business class, for his daughter during the first 2 years of this Agreement.

9	HOLIDAYS

9.1
The Member MT shall be entitled to 25 working days vacation per year. In taking vacation, the Member MT shall duly observe the interests of the Company. If the Company has designated working days as collective days off for all CLA employees in the Netherlands and as a result the unit in which the employee works is closed, these days will not affect your holiday entitlement. For further information see Annex 2.

10	INSURANCES

PK

Employment Agreement between the Company and Mr. P. Kelly    June 6, 2012

10.1	The Company will continue the current Cigna Health Insurances for the Member MT and his wife.

10.2	The Member MT will be covered by an accident insurance policy in accordance with the relevant group policy as applicable from time to time. The current policy is attached hereto in Annex 3.

10.3
The Company shall pay the annual contribution of the Company Director and Officers Liability Insurance policy. This insurance shall provide coverage to the Member MT as mentioned in the relevant policy.

11	INDUSTRIAL DISABILITY

11.1
The Member MT shall participate in the Company policy with regard to Industrial disability in accordance with such policy as applicable from time to time. The current policy is attached hereto in Annex 4. In case this policy changes, the new policy will apply in full to the Member MT.

11.2
The Company shall not be bound by the payment obligations under the policy referred to in paragraph 11.1 if the Member MT has a claim against third parties in respect of his disablement. Upon surrender to the Company of such claim- in so far as it relates to loss of salary- an amount equal to the aforesaid balance- but for no longer than the period stated in paragraph 11.1 -shall be paid by the Company in advance.

11.3	The Company offers the Member MT the possibility to enter into the ANW (Surviving Dependants Act) shortfall insurance, in accordance with such policy as applicable from time to time. If the

Member MT wishes to take out ANW shortfall insurance, he should notify the Company within two months after employment with the Company, he gets married or lives together as if married, or becomes parent.

12	PENSION

12.1	As soon as the Company established an International Pension Plan, the Member MT will be invited to participate according to the applicable terms and conditions of the plan.

13	FISCAL ASSISTANCE

13.1	NXP Corporate Fiscal in consultation with Ernst & Young will assist the Member MT in the filing of his annual tax returns for The Netherlands, US and rounding off Singapore.

14	CONFIDENTIALITY AND RETURN OF PROPERTY

14.1
The Member MT may not, either during or after the end of this Agreement, use confidential information about the Company and its group or affiliated companies (collectively referred to as: the "Group") and the Group's activities or products, including information about suppliers, customers and other relations, for any other purpose than is necessary in connection with the performance of his duties. The Member MT shall maintain such information carefully and ensure that third parties do not become aware of it other than in accordance with this paragraph 14.1. The provisions of this paragraph do not apply if the

PK

Member MT is required to use or disclose the information by law or pursuant to a court decision.

14.2
With regard to property of the Group, including documents, computer discs and other data carriers as well as copies thereof, which come into the Member MT's possession in connection with the performance of his duties, the Member MT shall not use such property in any other way and shall not keep it any longer than is necessary to perform his duties, and the Member MT shall in any event hand over or return such property immediately to the Company at the latter's request or, at the Member MT's own initiative, if he has not carried out his duties for any reason for more than two weeks or the employment has ended.

14.3
If information as referred to in paragraph 14.1 has been stored in a computer system of the Member MT or has otherwise been stored in a form which does not have to be handed over or returned by the Member MT pursuant to paragraph 14.2, the Member MT shall not keep that information for any period longer than is necessary to perform his duties, and in any event destroy the information immediately at the Company's request or, at the Member

MT's own initiative, if he has not carried out his duties for any reason for more than two weeks or the employment has ended.

15	NO ADDITIONAL OCCUPATION

15.1
The Member MT shall refrain from accepting remuneration or time consuming non remunerated work activities with or for third parties or from doing business for his own account without the prior written consent of the Company.

16	NON-COMPETITION

16.1
During this Agreement and a period of one year after the end of this Agreement the Member MT may not, without the Company's prior written consent, directly or indirectly, for herself or for others, and against payment or otherwise, in any way work for, or be involved or have an interest in, any person, company or organisation which conducts activities comparable to or competing with the Group's activities. The preceding sentence shall also apply to activities in areas in which the Group has become active since the execution of this
Agreement. During this Agreement and a period of one year after the end of this Agreement the Member MT may not, without the Company's prior written consent, directly or indirectly, for herself or for others, and against payment or otherwise, in any way do business or maintain any form of business contact with, or work for, or be involved or have an interest in (future)

customers or commercial contacts of the Group that were such of the group in the two years preceding the termination of employment.

17	INTELLECTUAL PROPERTY

17.1
The Company shall be fully entitled to all rights, including all intellectual property rights, under Dutch or foreign law in respect of everything created wholly or partly by the Member MT independently or in cooperation with others during, and until one year after the end of, this Agreement, including but not limited to data banks, trade names, know-how, trademarks, designs, products, drawings, inventions and works (hereinafter referred to as "Objects"), irrespective of whether the Objects have been created at the workplace or elsewhere and during or outside working hours. The Company shall have sole discretion in deciding whether to apply for protection of such rights.

17.2
The Member MT shall not have the right to mention his name or have it mentioned in connection with the rights referred to in paragraph 17.1, with the exception of the provisions of section 14 subsection 1 of the 1995 Patent Act (Rijksoctrooiwet 1995). The hereby waives in respect of the rights referred to in paragraph 17.1 his moral rights as referred to in section 25 of the 1912 Copyright Act (Auteurswet 1912) and any claims he may have to any financial compensation in addition to his salary, provided that the law permits such waiver.

17.3	The Member MT shall inform the Company immediately if he creates, alone or in cooperation with others, an object which is subject to a right as referred to in paragraph
17.1. Where necessary and possible, the Member MT shall hereby assign to the Company with future effect the rights referred to in paragraph 17.1, and the Company hereby accepts such assignment. The Member MT shall, both during and after the end of this Agreement, give all cooperation to enable the Company to acquire the rights referred to in paragraph 17.1, to register the rights in the Company's name and to enforce the rights against third parties. The Member MT hereby gives the Company an irrevocable power of attorney to perform the relevant actions in the Member MT's name. The costs of the cooperation shall be borne by the Company.

18	GIFTS

18.1
The Member MT shall not in connection with the performance of his duties, directly or indirectly, accept or demand commission, contributions or reimbursement in any form whatsoever from third parties. This does not apply to customary promotional gifts of little value, also taking into consideration provision 1.4 of this Agreement.

If the Member MT is in breach of paragraphs 14.1 up to and including 18.1, he shall, in derogation from the provisions of section 7:650 subsections 3, 4 and 5 Civil Code, owe to the Company without any demand or other prior notice a non-recurrent penalty of EUR 10,000, to be increased by a penalty of EUR 100 for each day, including a portion of a day, that the breach continues. The Company shall be entitled to the penalty without prejudice to any claim for performance of the obligations set out in paragraphs 14.1 up to and including 18.1.

19	TRAVEL RULES

19.1	Until further notice, the current NXP travel rules will be applicable. For these Travel rules we refer to Annex 5.

20	AMENDMENTS

20.1
Amendments to this Agreement may only be agreed upon in writing and with regard to the Company, solely when a decision to that effect has been taken by the competent body of the Company. The payments and amounts referred to in paragraphs 6, 7 and 8 may be altered unilaterally by the Company if fiscal and/or government regulations make this necessary.

21	MISCELLANEOUS

21.1
This is a fully integrated Agreement that supersedes all prior Agreements, whether oral or written, between the Member MT and the Company, its predecessor companies or affiliated companies, with the exception of the letter 'Special Payment' dated May 17, 2012.

21.2	The Data concerning the Member MT will be recorded in one or more personnel registration systems.

22	APPLICABLE LAW, NO COLLECTIVE LABOUR AGREEMENT

22.1
This Agreement is governed by the laws of the Netherlands . You and we irrevocably agree that any legal suit, action or proceeding arising out or based upon this Contract or the terms of your Employment or the transactions contemplated hereby may be instituted in any court in the Netherlands.

22.2	No Collective Labour Agreement is applicable to this Agreement.

All annexes are part of the contract. By signing this contract you declare to have read and agree with the terms and conditions stated in the contract and the annexes.

In case of any questions, please contact Jose Stinis:Tel: [********].

Please initial and sign the enclosed copy of this contract and return it before June 12th, 2012 to Jose
Stinis, High Tech Campus 60 room 3.12 , 5656 AG Eindhoven, The Netherlands.

With kind regards,

/s/ Richard L. Clemmer                        /s/ P. Kelly

--------------------------------	--------------------------------
Mr. R.L Clemmer                        Mr. P. Kelly
Chief Executive Officer of NXP Semiconductors N.V.

Annexes :

1.	Mobility Allowance
2. Holidays

3.	Accident Insurance

4.	Industrial disability

5.	Travel rules

6.	Business Code of Conduct

7.	NXP Semiconductors N.V.'s rules on holding and trading in NXP Securities
8. Code of ethics Senior Financial officers